Filed Pursuant to Rule 424(b)(3)
Registration No. 333-284501

PROSPECTUS SUPPLEMENT NO. 2

(To prospectus dated March 7, 2025)

Primo Brands Corporation

This prospectus supplement updates, amends, and supplements the prospectus dated March 7, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-284501).

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 21, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Investing in our securities involves certain risks. See the section entitled “Risk Factors” beginning on page 6 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the SEC nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 21, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2025

Primo Brands Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-42404	99-3483984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1150 Assembly Drive, Suite 800, Tampa, Florida 33607	900 Long Ridge Road, Building 2 Stamford, Connecticut 06902

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (813) 544-8515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	PRMB	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 18, 2025, pursuant to the Stockholders Agreement, dated November 7, 2024, by and between Primo Brands Corporation (the “Company”), Triton Water Parent Holdings, LP (the “Initial ORCP Stockholder” and together with its affiliates, the “ORCP Stockholders”) and the other parties joined thereto from time to time (the “Stockholders Agreement”), and the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) following the decrease in ownership of the Company’s Class A common stock held by the ORCP Stockholders, Joseph Rosenberg resigned from the Company’s Board of Directors (the “Board”), which became effective upon acceptance by the Unaffiliated Directors (as defined in the Stockholders Agreement) of the Board on March 20, 2025. Mr. Rosenberg’s resignation is not the result of any disagreement with the Company on any matter relating to the operations, policies or practices of the Company.

In connection with such resignation, the Board reduced its size to thirteen directors, as requested by the Initial ORCP Stockholder pursuant to the Certificate of Incorporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Primo Brands Corporation

Date: March 21, 2025	By:	/s/ Marni Morgan Poe
Marni Morgan Poe
General Counsel & Corporate Secretary